Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-45280, 333-58074, 333-71870, 333-85202, 333-104078, 333-113765 and 333-117892) and Form S-3 (Nos. 333-104077, 333-108783, 333-109697, 333-114723, 333-116322 and 333-120224) of Equinix, Inc. of our report dated March 10, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 10, 2005